Exhibit 23.2

[RYDER SCOTT COMPANY, L.P. LETTERHEAD]

CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent oil and gas consultants, we hereby consent to the incorporation by reference of our audit letter dated January 29, 2002, our report letter dated January 22, 2003 and our report letter dated January 29, 2004 (collectively, the “Reserve Letters”), each addressed to Westport Resources Corporation, in this Current Report on Form 8-K, and in the following registration statements and related prospectuses:

Kerr-McGee Corporation	Form S-3 File No. 333-68136

Kerr-McGee Corporation	Form S-3 File No. 333-81720

Kerr-McGee Corporation	Form S-3 File No. 333-115935.

We further consent to all references to our firm and the Reserve Letters included in or made a part of the foregoing and to the reference to our firm as experts in the foregoing.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.

Denver, Colorado
June 21, 2004